EXHIBIT 10.509

DESCRIPTION OF CHIRON CORPORATION’S

2004 EXECUTIVE OFFICERS VARIABLE COMPENSATION PROGRAM

Decisions on compensation (base salary and variable compensation) of Chiron Corporation’s (“Chiron” or the “Company”) executive officers are made by the Compensation Committee of the Board of Directors.

The Compensation Committee and, with respect to the Chairman and CEO, the Board of Directors met on February 17 and February 18, 2005, respectively, and authorized base salary adjustments effective February 28, 2005 and bonuses for 2004 performance for Named Executive Officers as of December 31, 2004. In addition, the Compensation Committee approved the 2005 goals under the Annual Incentive Plan, upon which the executive officers variable compensation program is based.  The Committee continued the Company’s approach that base salaries for executive officers should be measured by reference to the 60th percentile of salaries for benchmark positions in comparator companies.  Further, the Compensation Committee provided that a significant portion of total cash compensation (salary plus variable compensation) in the form of annual variable cash compensation potential should be “at risk”, dependent upon individual, business unit and overall Company performance.   Variable cash compensation for executive officers overall was targeted to yield total cash compensation at the 50th percentile, but with the opportunity to significantly vary, up or down, from the 50th percentile of total cash compensation as shown by comparative data, based on Company, business unit, and individual performance.

The Compensation Committee bases its decisions regarding variable compensation for executive officers upon its evaluation of performance against pre-established performance metrics developed at the Company, business unit and functional or corporate unit level. Under the program, participants earn cash bonus compensation based upon achievement by the Company and/or a particular business unit of specific performance measures and based upon their individual performance.  Each participant’s target award is a percentage of that employee’s base salary.  The financial measures for executive officers are based on a revenue metric and earnings per share metric focused on year over year growth.  The non-financial measures for executive officers are significant research, development, commercial and other business milestones.  Each of the business unit presidents is also measured on the financial performance of his or her business unit (on the basis of revenue and operating income) and specific research, development and commercial milestones which are sector specific, and which focus on priorities within each organization for this year.  If performance objectives are met, the Named Executive Officers are eligible, at the discretion of the Compensation Committee, for a cash bonus based on the following percentage of their annual base salary (with potential for higher bonuses if performance substantially exceeds the target level):  CEO – 120%; President and COO – 100%; Presidents of Businesses – 100%; CFO – 75%.  The Compensation Committee approves the bonus targets, measurement criteria and final determination of success against the measurements.

The Compensation Committee reserves the right to modify executive officer variable compensation if, in its sole discretion, it determines that executive officer performance or Company performance warrant such modifications.